As filed with the U.S. Securities and Exchange Commission on January 27, 2022.
Registration No. 333-262066

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 2
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Cariloha, LLC
to be converted as described herein to a corporation named
Cariloha, Inc.
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	2300 (Primary Standard Industrial Classification Code Number)	37-1611680 (I.R.S. Employer Identification No.)
280 West 10200 South, Suite 300
Sandy, Utah 84070
(801) 562-3001
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jefferson G. Pedersen
Chief Executive Officer
280 West 10200 South, Suite 300
Sandy, Utah 84070
(801) 562-3001
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Amy Bowler Holland & Hart LLP 555 17th Street, Suite 3200 Denver, Colorado 80202 (303) 295-8000	Steven Pidgeon DLA Piper LLP (US) 2525 East Camelback Road, Suite 1000 Phoenix, AZ 85016-4232 (480) 606-5100

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT IS DECLARED EFFECTIVE.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒ Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock, $0.0001 par value per share(2)	$50,000,000	$4,635.00
Representative’s Warrants to Purchase Common Stock(3)
Common Stock Underlying Representative’s Warrants, $0.0001 par value per share(4)	$3,000,000	$278.10

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

(2)
Includes the offering price of shares of common stock that may be sold if the option to purchase additional shares of common stock granted by the Registrant to the underwriters is exercised.

(3)
In accordance with Rule 457(g) under the Securities Act, because the shares of the registrant’s common stock underlying the Representative’s Warrants are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.

(4)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. We have agreed to issue to Roth Capital Partners, LLC a warrant to purchase up to       shares of our common stock, which equates to 6% of the number of shares of our common stock to be issued and sold in this offering (including shares issuable upon exercise of the over-allotment option described herein), exercisable within five (5) years after the effective date of this registration statement. The warrant is exercisable at a price per share equal to 125% of the public offering price. The initial issuance of the Representative’s Warrants and resales of shares of common stock issuable upon exercise of the Underwriter Warrant are registered hereby. See “Underwriting.”

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
Cariloha, LLC is filing this amendment to its registration statement on Form S-1 (File No. 333-262066) as an exhibits-only filing (“Amendment No. 2”). Accordingly, this Amendment No. 2 consists only of the facing page, this explanatory note, Item 16 (a) of Part II of the registration statement, the signature page to the Registration Statement and the filed exhibits. The remainder of the Registration Statement is unchanged and has therefore been omitted. Cariloha, LLC, the registrant whose name appears on the cover of this Amendment No. 2 to the registration statement, is a Utah limited liability company. Prior to the effectiveness of the registration statement, Cariloha, LLC will convert into a Delaware corporation pursuant to a statutory conversion and change its name to Cariloha, Inc. as described in the section captioned “Corporate Conversion” of the accompanying prospectus.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 13.    Other expenses of issuance and distribution.
The following table sets forth all fees and expenses, other than the underwriting discounts and commissions payable solely by Cariloha, Inc. in connection with the offer and sale of the securities being registered. All amounts shown are estimated except for the SEC registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and the exchange listing fee.
Amount to be paid
SEC registration fee	$	*
FINRA filing fee		*
Exchange listing fee		*
Accounting fees and expenses		*
Legal fees and expenses		*
Printing expenses		*
Transfer agent and registrar fees		*
Miscellaneous expenses		*
Total	$	*
Item 14.    Indemnification of directors and officers.
Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. We expect to adopt a Certificate of Incorporation, or Charter, which will become effective immediately prior to the consummation of this offering, and which will provide that none of our directors shall be personally liable to us or to our stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.
Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Upon consummation of this offering, our Charter and our Bylaws will provide indemnification for our directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware, subject to certain limited exceptions. We will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our Charter and Bylaws will provide that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.
We have entered into indemnification agreements with each of our directors. Prior to the consummation of this offering, we entered into separate indemnification agreements with each of our executive officers. Each indemnification agreement provides, or will provide, among other things, for indemnification to the fullest extent permitted by law and our Charter and Bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for the reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our Charter and Bylaws.
We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.
In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended, or the Securities Act, against certain liabilities.
Item 15.    Recent sales of unregistered securities.
In June 2019, Pedersen Worldwide, LLC, which constitutes a related party to the Company, entered into a number of convertible promissory notes in favor of ten accredited investors. In March 2021, the Company entered into a Conversion Agreement and related agreements with Pedersen Worldwide, LLC and the holders of the convertible promissory notes to facilitate the conversion of such promissory notes into membership units of the Company representing membership units previously held by Pedersen Worldwide, LLC. The Company did not receive any proceeds from the conversion of such promissory notes.
In May 2021, the Company entered into a Redemption Agreement with PW Companies, LLC, which constitutes a related party to the Company, to facilitate the sale of membership units of the Company by PW Companies, LLC to one accredited investor. The Company did not receive any proceeds from such sale.
The offers, sales and issuances of the securities described above were deemed to be exempt under Section 4(a)(2) of the Securities Act or Rule 506 of Regulation D under the Securities Act as a transaction by an issuer not involving a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act and had adequate access, through business or other relationships, to information about us. No underwriters were involved in these transactions.
Item 16.    Exhibits and financial statements.
(a)
Exhibits

The exhibit index attached hereto is incorporated herein by reference.
(b)
Financial Statement Schedules

All schedules have been omitted because the information required to be set forth in the schedules is either not applicable or is shown in the financial statements or notes thereto.
Item 17.    Undertakings.
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned hereby undertakes that:
(1)
For purposes of determining any liability under the Securities Act the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

INDEX TO EXHIBITS
Exhibit No.
1.1*	Form of Underwriting Agreement
3.1	Certificate of Incorporation of Cariloha, Inc., to be in effect upon completion of the Registrant’sconversion from a limited liability company to a corporation
3.2	Form of Amended & Restated Certificate of Incorporation of Cariloha, Inc., to be in effect upon theconsummation of this offering
3.3	Bylaws of Cariloha, Inc., to be in effect upon completion of the Registrant’s conversion from a limitedliability company to a corporation and in effect upon the consummation of this offering
4.1	Form of Common Stock Certificate of Cariloha, Inc.
4.2	Form of Representative Warrant
5.1	Form of Opinion of Holland & Hart LLP with respect to the legality of the common stock registered hereby
10.1	Form of Vendor Agreement between Cariloha, Inc. as successor-in-interest to Cariloha, LLC) and itsvendors
10.2#	Cariloha, Inc. 2022 Incentive Award Plan
10.3#	Cariloha, Inc. Change in Control Severance Plan
10.4#	Form of Indemnification Agreement between Cariloha, Inc. and its directors
10.5#	Form of Indemnification Agreement between Cariloha, Inc. and its officers
10.6	Registration Rights Agreement between Cariloha, Inc. (as successor-in-interest to Cariloha, LLC) andcertain stockholders
10.7#	Cariloha, Inc. 2022 Employee Stock Purchase Plan
10.8#	Form of Standard Stock Option Forms Package under the Cariloha, Inc. 2022 Incentive Award Plan
10.9#	Form of Standard Restricted Stock Award Forms Package under the Cariloha, Inc. 2022 Incentive AwardPlan
10.10#	Form of Standard RSU Forms Package under the Cariloha, Inc. 2022 Incentive Award Plan
10.11#	Form of Participation Agreement under the Cariloha, Inc. Change in Control Severance Plan
21.1	List of Subsidiaries of Cariloha, Inc.
23.1	Consent of Holland & Hart LLP (contained in its opinion filed herewith as Exhibit 5.1)
23.2	Consent of Tanner LLC, independent registered public accounting firm.
24.1	Powers of Attorney (included on the signature pages of this Registration Statement).

*
To be filed by amendment.

#
Indicates management contract or compensatory plan.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, Cariloha, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Sandy, Utah, on this 27th day of January, 2022.
Cariloha, Inc.
By:
/s/ Jefferson G. Pederson

Jefferson G. Pedersen
Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeff Pedersen and Brent Rowser, and each one of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective on filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities set forth opposite their names and on the date indicated above.
Signature	Title	Date
/s/ Jefferson G. Pederson Jefferson G. Pedersen	Chief Executive Officer and Director (Principal Executive Officer)	January 27, 2022
/s/ Brent L. Rowser Brent L. Rowser	Chief Financial Officer and Chief Operating Officer (Principal Financial Officer and Principal Accounting Officer)	January 27, 2022
/s/ Carine Clark Carine Clark	Director	January 27, 2022
/s/ David Bywater David Bywater	Director	January 27, 2022
/s/ Davis Smith Davis Smith	Director	January 27, 2022